Exhibit 10.31
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is made as of the day of March 28, 2018, by and among ORIGIN BANK, a banking institution organized under the laws of the state of Louisiana (the "Bank"); its corporate parent, ORIGIN BANCORP, INC., a corporation organized and existing under the laws of the State of Louisiana ("Origin"); and Preston Moore ("Executive").
WITNESSETH:
WHEREAS, Executive is employed by the Bank as EVP/President Houston Region,
WHEREAS, the Bank and Origin desire to attract and retain well-qualified executives and key personnel and to incentivize such personnel to remain in the employ of the Bank; and
WHEREAS, the Bank and Origin recognize that Executive is a valuable resource and desire to assure Executive's employment, continued loyalty and services and, in the event Executive is terminated or Executive's position with the Bank or Origin is adversely changed as a result of a Change in Control (as hereinafter defined) of the Bank or Origin, to assure Executive of adequate severance.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Employment.
In order for Executive to be eligible for payment of the benefits under Section 4 of this Agreement, (i) Executive must be employed by the Bank or Origin on the Effective Date of a Change in Control (as defined in Section 7) in the same position, or in a position having comparable duties and authority, as on the date of the execution of this Agreement and Executive's employment must thereafter terminate as provided in such Section 4 or (ii) Executive must have, within the Pre-Change in Control Period (as defined in Section 7(f)) either (A) experienced a termination of employment by the Bank or Origin without Cause (as defined in Section 7(a)) or (B) experienced a termination of employment by Executive for Pre-Change in Contra] Good Reason (as defined in Section 7(e)), if it is demonstrated by Executive that such termination or event giving rise to Pre-Change in Control Good Reason, as applicable, (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control (a "Pre-Change in Control Qualifying Termination"). If Executive is transferred to a position that does not have comparable duties or authority during the Pre-Change in Control Period but does not experience a termination of employment prior to the Effective Date of a Change in Control then for all purposes of this Agreement, Executive shall be deemed to be employed on the applicable Effective Date of a Change in Control in the same or a comparable position as on the date of execution of this Agreement.
2.Effective Date and Term.
This Agreement shall be effective and binding as of the date of its execution for a three (3) year period. At the end of the initial term of this Agreement, this Agreement shall automatically renew for successive one year terms unless not later than ninety (90) days preceding the upcoming renewal date, either party shall notify the other, in writing, of the termination of this Agreement at the end of the current term. Notwithstanding the preceding, this Agreement shall earlier terminate, automatically, upon the termination of Executive's employment for Cause (as defined in Section 7) prior to the end of the term of this Agreement or any renewal thereof. In such event, all obligations of the parties under this Agreement shall terminate except as otherwise specifically provided herein.

3.Change in Control.
For purposes of this Agreement, a "Change in Control" shall be defined as the occurrence, through sale, exchange, merger, redemption or otherwise, of:
(a)The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or Origin, or any successor;
(b)The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Bank or Origin;
(c)The replacement during any twelve-month period of a majority of the members of Origin's Board of Directors by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors before the date of such appointment or election; or
(d)The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Bank or Origin having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Bank or Origin immediately prior to such acquisition or acquisitions.
For purposes of the above, "persons acting as a group" shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).
It is intended that the definition of Change in Control contained herein shall be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation's assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirement in items (b) and (d) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Treasury Regulations. This definition of Change in Control shall be applicable only for purposes of determining Executive's rights under this Agreement which become applicable in the event of such a Change in Control and for no other purpose.

4.Severance Benefit.
(a)In the event (i) Executive experiences an involuntary termination of employment by the Bank or Origin for any reason other than Cause within the two-year period beginning on the Effective Date of a Change in Control (as defined in Section 7(c)), (ii) Executive experiences a termination of employment by Executive for Good Reason (as defined in Section 7(d)) within the two-year period beginning on the Effective Date of a Change in Control, or (iii) the Executive experiences a Pre-Change in Control Qualifying Termination, the Bank and/or Origin will pay to Executive and Executive will receive a severance benefit consisting of the following: (A) a lump sum cash payment of two (2) times Executive's then-current annual base salary, (B) a lump sum cash payment of two (2) times the average of the incentive bonus paid within the three (3) calendar years (or such fewer full calendar years as Executive has been employed by the Bank and/or Origin) immediately preceding the date of Executive's termination of employment and (C) any stock option, stock appreciation right, restricted stock unit award, or other equity-type award under any plan or agreement in Executive has, or will have, in the capital stock in the Bank or Origin will become fully vested and exercisable (collectively, (A) through (C) being the "Change in Control Severance Benefits"). Notwithstanding the preceding, the Change in Control Severance Benefits shall not become payable to Executive and neither the Bank or Origin shall have any obligation for the payment of the Change in Control Severance Benefits to Executive if in connection with such termination or resignation Executive remains employed, or is simultaneously reemployed, by Origin or any affiliate thereof in a position having comparable duties, authority and compensation as Executive's position with the Bank or Origin immediately preceding such Change in Control.
(b)The Change in Control Severance Benefits to which Executive shall become entitled under Subsection (a) above, if any, shall be paid no later than thirtieth (30th) day following the later of (i) the termination of Executive's employment and (ii) the Effective Date of a Change in Control. In no event shall any payment be made under this Section 4 unless and until Executive incurs a termination of employment.
(c)Notwithstanding the preceding and to the extent required by Section 409A of the Code, if any amount constituting non-exempt deferred compensation under Section 409A of the Code is or becomes payable to Executive at a time in which Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation §1.409A-1(i), solely as a result of the termination of Executive's employment, payment of such amount shall be delayed until the first to occur of (i) the first business day after the six-month anniversary of the termination of Executive's employment, (ii) death or (iii) such earlier date that complies with Section 409A of the Code. Whether or not Executive is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined in accordance with the provisions of Treasury Regulation § I .409A-1(i).
(d)Notwithstanding anything in this Section 4 to the contrary, the parties hereto acknowledge and agree that upon their mutual consent, they may modify or amend the provisions hereof or terminate this Agreement at any time before or after the Effective Date of a Change in Control and that, in the event of a termination, the provisions hereof shall thereafter have no further force or effect. No such modification, amendment or termination, however, shall be made which shall have the effect of causing any provision hereof or any payment hereunder to violate or result in immediate taxation to Executive under Section 409A of the Code and any such attempted modification, amendment or termination shall be void and of no effect.

(e)In. the event Executive undertakes legal action to enforce rights under this Section 4 Origin shall pay to Executive all costs and expenses, including, but not limited to, attorney's fees and court costs incurred by Executive in connection with the enforcement of Executive's rights under this Section 4.
(f)Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code) and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Bank, Origin or any other person would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then, the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Bank, Origin and/or such person(s) will be $1.00 less than three (3) times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.
5.Confidential and Proprietary Information.
Executive acknowledges and agrees that any and all non-public information regarding the Bank, Origin and customers thereof is confidential and the unauthorized disclosure of such information will result in irreparable harm to the Bank and/or Origin. Executive shall not, during Executive's employment by the Bank, Origin or any affiliate thereof and until such time as such confidential information becomes generally available to the public through no fault of Executive or other person under a duty of confidentiality to the Bank, Origin or any affiliate thereof, disclose or permit the disclosure of any such confidential information to any person other than an employee of the Bank, Origin or an affiliate thereof, or to an individual engaged by the Bank, Origin or an affiliate thereof to render professional services thereto under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section 5 shall survive any termination of this Agreement. For purposes of this Section 5, the term "confidential information" shall not include information that (i) was or becomes generally available to the public other than as a result of disclosure by Executive, or (ii) was or becomes available to Executive on a non-confidential basis from a source other than the Bank or Origin.
6.Non-Solicitation.
Executive agrees that during Executive's employment by the Bank or a successor following a Change in Control and for a period of nine (9) months thereafter (the "Restrictive Period"), Executive will not:

(a)Solicit, in order to divert from the Bank, Origin or any affiliate thereof (or any successor) any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of the Bank, Origin or any affiliate (or any successor) or any particular customer with whom the Bank, Origin or any affiliates thereof (or any successor) had business contacts in the one-year period immediately preceding Executive's termination or with whom Executive may have dealt at any time during Executive's employment by the Bank, Origin or an affiliate thereof (or any successor): but, however, this restriction shall not apply to any circumstance where any customer of the Bank, Origin, or any affiliate (or any successor) desires to do business or does business with Executive as a result of its own decision without solicitation from Executive. The provisions of this Subsection (i) shall apply in the parishes and counties listed in the Exhibit A attached hereto and made a part hereof, as the same may be amended from time to time. The parties agree that Exhibit A may be amended from time to time by the Bank, which amendments shall be presented to Executive in writing and shall be deemed accepted by Executive if Executive remains employed by Bank on the third (3rd) business day following receipt of any such amendment.
(b)Recruit, solicit, attempt to hire, or assist any other person to hire any employee of the Bank, Origin or any affiliates thereof (or any successor) or any person who was an employee of any of the foregoing in the six (6) months immediately preceding Executive's termination of employment, or solicit or encourage any employee of any of the foregoing to terminate employment; however, this restriction shall not apply to any circumstance where any employee of the Bank, Origin, or any affiliate (or any successor) desires to become employed or docs become employed with Executive as a result of his or her own decision without solicitation from Executive.
(c)Assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.
The provisions of this Section 6 shall survive any termination of this Agreement.
7.Definitions.
For purposes of this Agreement, the following terms have the meanings given them in this Section 7.
(a)"Cause" means
(i)The willful continued failure by Executive to substantially perform Executive's duties after a demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Bank and Origin in good faith reasonably believe that Executive has not substantially performed Executive's duties, and Executive has failed to resume substantial performance of Executive's duties on a continuous basis within fourteen (14) days of receiving such demand;
(ii)The willful engaging by Executive in conduct which is demonstrably and materially injurious to the Bank, Origin, and/or any affiliate thereof, monetarily or otherwise; or
(iii)Executive's conviction of a felony or conviction of a misdemeanor which materially impairs Executive's ability substantially to perform Executive's duties.
For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Bank, Origin and/or any affiliate thereof.
(b)"Code" means the Internal Revenue Code of 1986, as amended.

(c)"Effective Date of a Change in Control" means the date on which the event or events constituting a Change in Control is consummated.
(d)"Good Reason" means any of the following occurring without Executive's consent on or following the Effective Date of a Change in Control:
(i)An adverse change in Executive's position, authority, duties or responsibilities from those which Executive held immediately prior to the Effective Date of a Change in Control;
(ii)An adverse change in the authority, duties, or responsibilities or Executive's supervisor after the Effective Date of a Change in Control;
(iii)Requiring Executive to be based at any office which is a material change from the geographic location of the office at which Executive was employed immediately prior to the Effective Date of a Change in Control; provided, however, that any such relocation request shall not be considered a material change if such relocation is within a thirty mile radius of the office at which Executive was based immediately prior to the Effective Date of a Change in Control;
(iv)An adverse change in the budget over which Executive retains authority;
(v)An adverse change in Executive's annual base salary; or
(vi)Any other action or inaction that constitutes a material breach by the Bank or Origin of any agreement, including this Agreement, pursuant to which Executive performs services for the Bank or Origin.
Notwithstanding the preceding, however, none of such actions shall constitute "Good Reason" unless (x) Executive provided the Bank and/or Origin notice of the existence of such condition within ninety (90) days of Executive's knowledge of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition and (y) Executive's termination occurs within the eighteen (18) month period following the initial existence of such condition.
(e)"Pre-Change in Control Good Reason" means any of the following occurring without Executive's consent during the Pre-Change in Control Period:
(i)A transfer of Executive to a position that does not have comparable duties and authority as compared to the position which Executive held immediately prior to the commencement of Pre-Change in Control Period; or
(ii)Requiring Executive to be based at any office (x) more than 30 miles away from the office at which Executive was employed immediately prior to the commencement of the Pre-Change in Control Period and/or (y) that requires an average commute of more than 30 minutes one-way.
(f)"Pre-Change in Control Period" means the period commencing on the earlier of (i) the date of commencement of negotiations leading to the consummation of a Change in Control and (ii) six (6) months prior to the Effective Date of a Change in Control.

8.Regulatory Restrictions.
The parties recognize that the enforceability of compensation agreements with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of Executive's rights hereunder. If the payment required to be made hereunder cannot be made because of such regulatory restrictions or other prohibitions of law, lawful regulations or binding order of a court, tribunal, or regulatory agency, then, (i) if and to the extent the prohibitions are applicable to the Bank, and not Origin, Origin shall make the required payments; (ii) if and to the extent the prohibitions are applicable to Origin and not the Bank, the Bank shall make the required payments; and (iii) if the prohibitions apply to both Origin and the Bank, the maximum amount possible of required payments not prohibited shall be made by the Bank and/or Origin. Nothing herein shall require the Bank or Origin to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The patties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.
9.Notices.
All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Preston Moore, 111
4 Shady Grove Lane
Houston, TX 77024

If to Bank:
Origin Bank
500 South Service Road East
Ruston, LA 71270 Attn: Linda Tuten
If to Origin:
Origin Bancorp, Inc. P. O. Box 1325
Ruston, LA 71273
Attention: Drake Mills
or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.

10. 409A Compliance.
(a)Notwithstanding any other provision in this Agreement, the Bank, Origin and Executive intend for this Agreement to comply in all respects with the provisions of Section 409A of the Code and Treasury Regulations and other guidance issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would be prohibited by or be inconsistent with Section 409A of the Code, then such provision shall be deemed to be conformed to comply with Section 409A of the Code or, if it is not possible to conform the provision to comply with Section 409A, such provision shall be null and void to the extent, and only to the extent, required for this Agreement to be in compliance with Section 409A of the Code without affecting the remainder of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Bank and/or Origin shall have the right, with the consent of Executive, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.
(b)Any reimbursement of any costs and expenses by the Bank and/or Origin to Executive under this Agreement shall be made in no event later than the close of Executive's taxable year following the taxable year in which the cost or expense is incurred by Executive. The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(c)Each payment that Executive may receive under this Agreement shall be treated as a “separate payment" for purposes of Section 409A of the Code.
11.Not a Contract of Employment.
The Bank, Origin and Executive acknowledge and agree that Executive's employment by the Bank or Origin is at will and that Executive may resign from employment with the Bank and/or Origin at any time, whether before or after the occurrence of a Change in Control. Executive further acknowledges and agrees that Executive's employment is at the pleasure of the Board of Directors of the Bank and/or Origin and that Executive may be removed at any time. If such termination occurs by a decision of any successor after a Change in Control, the terms of this Agreement shall remain in full force and effect.
12.Governing Law.
The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of Louisiana on the condition that Origin remains a Louisiana legal entity after a Change in Control; otherwise, the provisions of this Agreement shall be interpreted and construed with, and enforcement shall be made under the laws of the State of Texas.
13.Successors and Assigns.
(a)The Agreement is personal to Executive and, without the prior written consent of the Bank and Origin, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.
(b)This Agreement shall be binding upon and inure to the benefit of the Bank, Origin and the successors and assigns thereof.

14.     Severability.
If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.
15.    Entire Agreement: Amendment.
This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended or terminated only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the day and year first above written.

ORIGIN BANK

By:	/s/ Linda W. Tuten
Name:	Linda W. Tuten
Title:	EVP / Chief People & Diversity Officer

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Name:	Drake Mills
Title:	Chairman, President & CEO

EXECUTIVE

By:	/s/ Preston Moore
Name:	Preston Moore

EXHIBIT A
PARISHES/COUNTIES SUBJECT TO NON-SOLICITATION COVENANT
TEXAS COUNTIES
Harris